Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Consolidated Historical Financial Data of NYBOT” and “Experts” and to the use of our report dated October 24, 2006, with respect to the consolidated financial statements of the Board of Trade of the City of New York, Inc. included in the Registration Statement (Form S-4) and related prospectus/proxy statement of IntercontinentalExchange, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

October 24, 2006